Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2015 with respect to the AccuShares Spot CBOE VIX Fund and our report dated May 22, 2015 with respect to the AccuShares S&P GSCI Crude Oil Spot Fund, in the Registration Statement (Form S-1) and related prospectuses of AccuShares Commodities Trust I dated May 22, 2015.

/s/ Ernst & Young LLP

New York, New York

May 22, 2015